EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made effective as of July 17, 2009 by and between BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), and Dr. Samuel E. Lynch (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.           Employment.  The Company agrees to employ the Executive and the Executive agrees to be employed by the Company as President and Chief Executive Officer and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities customarily pertaining to such office as may be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”), all for the Period of Employment as provided in Section 2 below and upon the terms and conditions provided in the Agreement.  During the Period of Employment, the Executive shall manage the Company for the improvement of shareholder value to the best of his ability and perform faithfully the duties that may be assigned to him from time to time in accordance herewith by the Board.

2.           Term.  The period of Executive’s employment under this Agreement will commence as of July 17, 2009, and shall continue through December 31, 2012, subject to extension or termination as provided in this Agreement (“Period of Employment”).  On January 1, 2013 and each January 1 thereafter, the Period of Employment will be extended for an additional one-year period, unless either party gives notice of non-extension at least 90 days prior to any such anniversary. If such written notice of non-renewal is delivered from one party to the other, the Executive’s employment will terminate on December 31 of the year in which such notice is delivered.

3.           Compensation.  For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Executive an annual base salary of $410,000 (the “Base Salary”).  The Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once every two weeks.  The Base Salary shall be reviewed each fiscal period and shall be subject to increase according to the policies and practices adopted by the Company from time to time, and at the discretion of the Board.

(b)           Incentive Compensation Award.  The Executive shall be eligible to receive an annual incentive cash bonus as may be granted by the Board or the Compensation Committee of the Board under any executive bonus or incentive plan in effect from time to time (the “Annual Incentive Award”).  The amount of any Annual Incentive Award shall be determined by the Compensation Committee based upon the satisfactory performance of goals set mutually by the Board and the Executive on an annual basis. In no event shall the payment of any Annual Incentive Award to the Executive be made later than March 15 of the calendar year next following the calendar year during which such Annual Incentive Award is earned.

(c)           Stock Options. As set forth below, the Company will grant to the Executive options (the “Option”) to acquire one percent (1%) of the Company’s Common Stock on a fully diluted basis as of the fully executed date of this Agreement (which shall include all outstanding Common Stock, warrants and options and shares reserved for issuance pursuant to the Company’s stock option plan).  The Option grant shall vest upon the earlier of the Company’s receipt of FDA approval of an orthopedic PDGF product or December 31, 2012.

Each such Option grant shall be made pursuant to an Incentive Stock Option Agreement (“ISO Agreement”) between the Company and the Executive to the extent the Executive is eligible for incentive options under applicable tax laws and, with respect to any excess, or in the event the Executive is not eligible for incentive stock options, a Non-Qualified Stock Option Agreement (“NQSO Agreement”) between the Company and the Executive.    In all events each such Option shall be subject to the terms and conditions of the respective ISO Agreement or NQSO Agreement, as applicable, as well as the Company's 2001 Stock Option Plan, as the same may be amended from time to time or any new long term incentive plan adopted by the Company.

(d)           Additional Benefits.  The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company or its affiliates and available to any employees of the Company, including participation in any stock option plan.  The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions.  These shall include, but not be limited to group hospitalization, health, dental care, participation in Company retirement and pension plans, life or other insurance and disability insurance.  Nothing in this Agreement will preclude the Company or Company affiliates from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as the total value of all benefits is not materially decreased.  The Executive will be entitled to an annual paid vacation of four weeks per year.

4.           Business Expenses and Other Expenses.  The Company will reimburse the Executive for all reasonable travel and other business-related expenses and obligations incurred by the Executive on behalf of the Company.

5.           Disability.

(a)           In the event of the disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as any long term disability insurance benefits accruing to the Executive are available. However, in the event the Executive is disabled for a continuous period of six months, or for a total of 90 or more nonconsecutive days in any 270-day period, the Company may terminate the employment of the Executive.  In this case, normal compensation will cease, except for any earned but unpaid Base Salary and, effective as of his termination date, the Executive shall be entitled to receive salary continuation for a period of six (6) months thereafter, to be paid in substantially equal monthly installments in accordance with the Company’s regular payroll practices applicable to similarly situated active employees and determined by reference to his Base Salary as in effect on the day immediately prior to his termination date.

(b)           During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and to the extent reasonable considering the Executive’s disability, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company.  If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to furnish information and assistance will end.

(c)           For purposes of this Agreement, the Executive will be considered to be “disabled” if he satisfies the requirements necessary to receive benefits under the Company’s long-term disability plan or, in the absence of any such plan, under any insurance policy providing benefits for long-term disabilities that is procured for the Executive pursuant to this Agreement or otherwise.

6.           Death.  In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life insurance or other death benefit programs that may be provided by the Company.

7.           Effect of Termination of Employment.

(a)           If the Executive’s employment terminates due to a Without Cause Termination, as defined below, or by the Executive for Good Reason, as defined below, or if the Company elects not to renew Executive’s employment hereunder, the Company will provide the Executive the following severance benefits: (i) continuation of the Executive’s Base Salary (and an amount equal to 1/12th of the most recent annual bonus and incentive award) on the Company’s regular payroll dates for a period equal to eighteen (18) months following the termination date; (ii) reimbursement to the Executive for the costs of the Executive’s group medical insurance premiums for himself and his dependents for the 18-month period immediately following his termination (or COBRA if applicable).  Earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time. Furthermore, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the Date of Termination (and shall remain exercisable for their stated terms, with the exception of any incentive stock options, which shall remain exercisable for three months following the Date of Termination).  Subject to Section 12 below, the salary continuation payments described in this Section 7 will commence within fourteen (14) days of the Company’s receipt of the Executive’s executed general release of claims and resignation required under Section 7(c)(ii) of this Agreement, and to the extent permissible under Section 12 below, such salary continuation payments shall be made retroactive back to the date the Executive’s employment with the Company terminates.

(b)           If the Executive’s employment terminates due to Termination for Cause (as defined below), material breach of this Agreement by Executive, or expiration of the Period of Employment as a result of the Executive giving notice of non-extension under Section 2 above, earned but unpaid Base Salary will be paid to the Executive on the termination date.  No other payments will be made or benefits provided by the Company.

(c)           For this Agreement, the following terms have the following meanings:

(i)           “Termination for Cause” means termination of the Executive’s employment by the Board at any time after the occurrence of one or more of the following events, in each case as determined in good faith by the Board with Executive being afforded the opportunity of presenting his case to the Board:  (a) the Executive’s (i) willful misconduct or gross negligence in performance of his duties hereunder, or (ii) repeated refusal or failure to comply with the legal directives of the Board so long as such directives are not inconsistent with the Executive’s position and duties, which is not remedied (if remediable) within twenty (20) working days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; or (b) the Executive’s conviction of a felony or crime involving moral turpitude causing material harm to the standing and reputation of the Company.

(ii)           “Without Cause Termination” means termination of the Executive’s employment (x) other than due to death, disability, or Termination for Cause, or  (y) as a result of the resignation by Executive for “Good Reason,” as defined below.(d)The Executive shall be entitled to receive benefits upon termination of his employment by the Company only as set forth in this Section 7 (and to the extent applicable, as set forth in Section 10).  The Executive’s entitlement to such termination benefits shall be conditioned upon the Executive’s and Company’s execution and delivery of a mutual general release of claims and the resignation of Executive from all of the Executive’s positions with the Company and its affiliates, other than Executive’s position as a member of the Board.

8.           Other Duties of the Executive During and After the Period of Employment.

(a)           The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

(b)           The Executive recognizes and acknowledges that all non-public information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company.  Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the Period of Employment and for 12 months thereafter except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any non-public information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company.  All records, memoranda, etc., relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.  Confidential information shall not include information that (i) becomes generally available to the public other than as a result of disclosure by the Executive, (ii) was available to the Executive on a non-confidential basis prior to disclosure to the Executive in connection with his duties to the Company, provided that the source of such information is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company (or any agent, employee or affiliate of Company) provided such source is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company.

(c)           During the period of his employment and for a period of 12 months thereafter, the Executive will not engage, directly or indirectly, in any business activity or enterprise which is a “Competitive Activity.”  For purposes hereof, “Competitive Activity” means any business or endeavor in which the Company is engaged at the Date of Termination (or, if the Date of Termination occurs after a Change in Control, immediately prior to the Change in Control, including if he becomes involved as an owner, employee, employer, consultant, principal, officer, director, independent contractor, agent, partner, advisor or in any other capacity, with or without compensation, calling for the rendition of personal services with any individual, partnership, corporation or other organization that is engaged in any part of the Competitive Activity; provided, however, that the Executive will not be prohibited from owning less than one percent (1%) of any publicly traded corporation that is in competition with the Company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

(d)           The Executive acknowledges that his breach or threatened or attempted breach of any provision of this Section 8 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section 8 without being required to prove damages or furnish any bond or other security.

(e)           The Executive shall not be bound by the provisions of this Section 8 in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement.

(f)           For purposes of this Section 8, the “Company” shall include any person or entity that, directly or indirectly, controls or is controlled by the Company or is under common control with the Company.

9.           Indemnification; Litigation.  The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to reimbursement of any reasonable fees or expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or executive officer of the Company.  The foregoing shall survive termination of the Executive’s employment or any future amendment or modification of the Company’s articles of incorporation or bylaws.

10.         Effect of Change in Control.

(a)           In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event Executive is terminated in a Without Cause Termination, the Company elects not to renew this Employment Agreement, or Executive elects to resign upon written notice to the Company following an event that constitutes Good Reason (as defined below), the Company shall pay to the Executive in a lump sum 150% of Executive’s Annual Base Salary and most recent Annual Incentive Award.  Without limiting the foregoing, any Without Cause Termination or resignation for Good Reason that occurs within three (3) months prior to a Change in Control shall be deemed to be made in contemplation of such Change in Control.  In addition, the Company shall pay Executive upon such termination or resignation, in exchange for Executive agreeing to not solicit any of the then current customers or employees of the Company for a period of twelve (12) months following his termination of employment, a lump sum payment of twelve (12) months of his Base Salary plus an amount equal to 100% of the most recent annual bonus and incentive award.

(b)           In addition, all unvested stock options and restricted stock held by Executive shall be deemed fully vested and immediately exercisable on the date of such Change in Control.

(c)           A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly- owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than fifty percent (50%) of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record).

(d)           For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(e)           A resignation for “Good Reason” shall be deemed to have occurred if the Executive resigns his employment with the Company after the occurrence of any of the following events, to which the Executive has not expressly consented in writing: (i) a material reduction in the Executive’s Base Salary (other than one applicable to all executive officers); (ii) a material reduction in job duties, authority, responsibilities and requirements inconsistent with the Executive’s position with the Company and the Executive’s prior duties, authority, responsibilities, and requirements or a change in the Executive’s reporting relationship such that Executive is no longer reporting to the Board; (iii) a relocation of the Executive to a facility or location more than fifty (50) miles from the address of the Company’s headquarters office as of the effective date of this Agreement, or (iv) material breach by the Company of any of the material covenants herein.  Any of the foregoing conditions described in this Section 10(e) will constitute “Good Reason” only if the Executive delivers a Notice of Termination identifying such condition within ninety (90) days after the initial existence of such condition and such condition must continue for a period of thirty (30) days after the delivery of such Notice of Termination.  Notwithstanding the foregoing, the Executive’s termination of employment will not be considered to be for Good Reason unless such termination of employment occurs within sixty (60) days after Company’s failure to cure such condition or conditions during the foregoing thirty (30) day period.

11.         Withholding Taxes. The Company shall directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes as required pursuant to any law or governmental regulation.

12.         Tax Provisions.

(a)           Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing the approval of the Executive (which approval shall not unreasonably be withheld), to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service such that the severance and other benefits provided under this Agreement shall not trigger the additional tax, interest, and any related penalties imposed by Code Section 409A(l)(B).  Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

(b)           The Company shall delay the payment of any portion of severance benefits payable under this Agreement as required to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.  Only that portion of the severance benefits shall delayed that is necessary to reduce payments to an amount that complies with Section 409(a)(2)(B)(i) during such six (6) month period.  For the avoidance of doubt, no portion of any such severance benefits shall be subject to the foregoing delay if and to the extent that such benefits (i) constitute a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Treasury Regulations, or (ii) (A) are being paid due to the Executive’s “involuntary separation from service” (within the meaning of Section 1.409A-1(n) of the Treasury Regulations); (B) do not exceed two times the lesser of (1) the Executive’s annualized compensation from the Company for the calendar year prior to the calendar year in which the termination occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second (2nd) calendar year following the calendar year during which the Executive’s “separation from service” (within the meaning of Code Section 409A) occurs.  For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to Section 7 above shall be treated as a right to receive a series of separate and distinct payments.  The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his termination of employment shall made by the Company in accordance with the terms of Code Section 409A and the applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c)           The continued employee benefits available under Sections 7 and 10 above that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Code Section 409A) are intended to comply, to the maximum extent possible, with the exception to Code Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations (and any successor thereto).  To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred and will be subject to the following additional rules:  (i) the amount of in-kind benefits provided, during any calendar year shall not affect the amount of in-kind benefits to be provided, during any other calendar year; and (ii) the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)           For the avoidance of doubt, no amount subject to the requirements of Code Section 409A shall become payable to the Executive as a result of a termination of employment that does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Section 1.409A-1(h) of the Treasury Regulations.

13.         Consolidation; Merger or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect.

14.         Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

15.         Effective Prior Agreements.  This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

16.         Governing Law.  This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

17.         Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a)           If to the Company, at  BioMimetic Therapeutics, Inc., 389  Nichol Mill Lane, Franklin, Tennessee 37067, Attention: General Counsel with a copy to Mark Manner, Harwell Howard Hyne Gabbert & Manner, 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238, or at such other address as may have been furnished to the Executive by the Company in writing; or

(b)           If to the Executive, at 3340 Southall Road, Franklin, Tennessee 37064, or such other address as may have been furnished to the Company by the Executive in writing.

18.         Binding Agreement.  This Agreement shall be binding on the parties’ successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE

Dr. Samuel E. Lynch

Date

BIOMIMETIC THERAPEUTICS, INC.

Charles Federico, Chair of Compensation Committee of Board of Directors

Date